UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2007

McDONALD’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of Principal Executive Offices)

60523

(Zip Code)

(630) 623-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 20, 2007, McDonald’s Corporation (the “Company”) issued an investor release reporting the Company’s first quarter 2007 results. A copy of the related investor release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference in its entirety. The information furnished under this Item 2.02, including such Exhibit, shall be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. Also filed herewith and incorporated herein by reference as Exhibit 99.2 is supplemental information for the quarter ended March 31, 2007.

Item 2.06. Material Impairments.

As reported in Item 2.02, the Company has agreed to sell to a developmental licensee organization its existing operations and enter into a license arrangement with respect to Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean (Latam). Also as reported, based on approval of the Latam transaction by the Company’s Board of Directors, which occurred on April 17, 2007, the Company concluded Latam was “held for sale” as of that date in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. As a result, the Company will record an impairment charge of approximately $1.6 billion in the second quarter of 2007, of which only $15 million to $20 million (transaction costs) is expected to result in cash expenditures. This charge includes approximately $800 million for the difference between the net book value of the Latam business and the estimated cash proceeds to be received at closing of approximately $700 million (subject to working capital adjustments), less costs of disposal. The charge also includes historical foreign currency translation losses recorded in shareholders’ equity of approximately $825 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Investor Release of McDonald’s Corporation issued April 20, 2007: McDonald’s Announces Strong Revenue and Earnings Growth for First Quarter 2007

99.2	McDonald’s Corporation: Supplemental Information, Quarter Ended March 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: April 20, 2007	By:	/s/ Peter J. Bensen
Peter J. Bensen
Corporate Senior Vice President –
Controller

Exhibit Index

Exhibit No. 99.1	Investor Release of McDonald’s Corporation issued April 20, 2007: McDonald’s Announces Strong Revenue and Earnings Growth for First Quarter 2007

Exhibit No. 99.2	McDonald’s Corporation: Supplemental Information, Quarter Ended March 31, 2007